Exhibit 10.2

THE PROGRESSIVE CORPORATION
2017 EXECUTIVE ANNUAL INCENTIVE PLAN

1.         Purposes.

The purpose of the Plan is to enhance the Company's ability to attract and retain highly qualified executives, link compensation with the Company's annual financial and operating goals, and provide such executives with cash incentives to link the success of the Company and its Subsidiaries with compensation. The Plan is intended to permit the granting of Awards that will constitute "performance-based compensation" under Section 162(m) of the Code and the regulations promulgated thereunder, as well as other kinds of Awards.

2.        Definitions.

           The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

a.	"Award" means an award payable in cash to a Participant for a Fiscal Year in an amount, if any, determined under Section 4 of the Plan, subject to the terms of the Plan.

b.
"Award Agreement" means the written agreement and/or Committee resolutions evidencing an Award. Any Award Agreement may contain additional terms and provisions applicable to such Award(s), provided that such additional terms and conditions are not inconsistent with the terms of the Plan.

c.    "Board" means the Board of Directors of the Company.

d.
"Business Unit" means any (i) business segment or unit, or subdivision thereof, of the Company or any of its Subsidiaries, including but not limited to, Agency Auto, Direct Auto, special lines, Personal Lines, Commercial Lines or Property, (ii) investment operation, (iii) product line, (iv) product distribution channel, (v) function, process, or other business category, (vi) geographic operation, or (vii) any combination thereof.

e.
"Cause" means, unless otherwise determined by the Committee and stated in the Award Agreement for any Award: a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony; a Participant’s willful misconduct or dishonesty, any of which, in the judgment of the Committee, is harmful to the business or reputation of the Company or any Subsidiary or Affiliate; or any material violation (in the judgment of the Committee) of any of the provisions of a Code of Conduct, or any confidentiality agreement, non-solicitation agreement, non-competition agreement or other agreement between the Participant and the Company.

f.    "Code" means the Internal Revenue Code of 1986, as amended.

g.
"Code of Conduct" means the Company’s Code of Business Conduct and Ethics, the Chief Executive Officer/Senior Financial Officers Code of Ethics (if applicable to the Participant), and/or any other Company code or standards of conduct applicable to the Participant from time to time.

h.	"Committee" means the committee designated pursuant to Section 3 that administers the Plan.

i.    "Company" means The Progressive Corporation.

j.
"Covered Participant" shall mean each employee of the Company or a Subsidiary who receives an Award for an applicable Fiscal Year and is expected to be a "covered employee" (as defined in Section 162(m) of the Code) for the applicable Fiscal Year, and any other employee designated by the Committee, in its sole discretion.

k.    "Fiscal Year" means the Company’s fiscal year.

l.    “Outside Director" has the meaning assigned to that term in Section 162(m).

m.	"Participant" means each employee of the Company or a Subsidiary who is selected by the Committee to be a participant in the Plan.

n.
"Performance Measures" means the performance goals selected and established by the Committee for the purposes of determining the extent to which any Award will be paid and which, in the case of any Award that is intended to qualify as a Qualified Performance-Based Award, shall be based on objective criteria relating to one or more of the following measures: revenues; premiums (written, net, earned, per policy or per vehicle); expense levels; cost control or cost savings levels; combined ratio (target, weighted, variation from target, or cohort (expected lifetime combined ratio for a group of policies commencing during a specified time period)); return on shareholder equity, assets, revenue or capital (including return on total capital or return on invested capital); policies in force; policy renewals; policy life expectancy; vehicles insured; drivers insured; households insured; earned car years; market share; physical damage earned car years; investment income; investment returns; net realized gains; net income; comprehensive income; shareholder equity; net book value per share; total shareholder return; earnings; operating income; earnings before interest, taxes and/or depreciation and amortization; customer satisfaction; customer retention; customer loyalty; strategic business criteria based on meeting specified premium or revenue goals, market penetration goals, investment performance goals, business expansion goals or loss targets; accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions; cash; or value of a share of Stock.

Performance Measures for an Award intended to qualify as a Qualified Performance-Based Award (i) may be measured with respect to the Company, a Subsidiary, or a Business Unit, (ii) may reflect absolute performance or a relative comparison of performance to results in other periods, to a target, to a peer group of entities, to an index, or to another external measure, and (iii) may be measured on an aggregate or a per share basis. With respect to investment performance, such Performance Measures may also (a) be measured by reference to a specific portion of a portfolio or assets under management and/or (b) reflect risk adjustment and/or the benefit of any state premium tax abatements attributable to the investment portfolio(s) or investment(s) that is the subject of such goals.

At the time the Committee establishes Performance Measures for Awards (or otherwise within the time period permitted under Section 162(m), to the extent Awards to which the Performance Measures relate are intended to qualify as Qualified Performance-Based Awards), the Committee may provide in the related Award Agreement for the exclusion from any one or more applicable periods of the impact of unusual or infrequent items to the extent permitted for qualified performance-based compensation by Section 162(m), including, without limitation, (I) any act of God or nature that adversely affects the Company’s business operations for a significant period of time, (II) any profit, loss or expense attributable to acquisitions or dispositions of stock, assets or any other portion of a business, (III) operating or financial results attributable to the operations of an entity or business acquired or disposed of by the Company, (IV) gains or losses due to litigation or settlements or the write-down of a significant amount of assets, (V) the impact of currency exchange fluctuations, (VI) all other items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence, and (VII) such other items as may be permitted for qualified performance-based compensation by Section 162(m) of the Code and any amendments, revisions or successor provision thereto. Unless expressly determined by the Committee at the time the Performance Measures for an Award are established and stated in the related Award Agreement, the satisfaction of any Performance Measures shall be determined by eliminating the impact of any change in accounting rules which becomes effective following the time such Performance Measures are established.

o.	"Plan" means The Progressive Corporation 2017 Executive Annual Incentive Plan, as it may be amended from time to time.

p.	"Qualified Performance-Based Award" means any Award or portion of an Award that is intended to qualify as performance-based compensation under Section 162(m) and awarded to a Covered Participant.

q.	"Section 16 Officer" means any Participant who is an "officer" of the Company as that term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

r.	"Section 162(m)" means Section 162(m) of the Code (or any successor provision) and the regulations promulgated thereunder.

s.	“Section 409A” means Section 409A of the Code (or any successor provision) and the regulations promulgated thereunder.

t.
“Section 409A-Covered Deferred Compensation Plan” means The Progressive Corporation Executive Deferred Compensation Plan, as amended from time to time, or other applicable written deferred compensation arrangement maintained by the Company and intended to be a nonqualified deferred compensation plan compliant with Section 409A.

u.
"Subsidiary" means any corporation, business trust, limited liability company, partnership or similar business entity in an unbroken chain beginning with the Company, if the Company or other entities in the chain own (a) more than 50% of the equity interests or partnership interests or (b) Voting Securities representing more than 50% of the aggregate Voting Power of the then-outstanding Voting Securities in such entity.

v.	"Voting Power" means the combined voting power of the then-outstanding Voting Securities.

w.
"Voting Securities" of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation; and "Voting Securities" of any other entity shall mean equity interests.

3.        Administration of the Plan.

a.
The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board shall select. The Committee shall consist of not less than two directors of the Company, all of whom shall be Outside Directors within the meaning of Section 162(m); provided, however, if at any time not all members satisfy such definitions, all actions taken by the Committee shall nonetheless be valid for all purposes other than Section 162(m). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

b.
The Committee shall have the sole discretionary authority to take all actions and make all determinations it deems necessary or advisable for the administration of the Plan, including, without limitation, (i) selection of Participants, (ii) subject to the limitations set forth herein, determination of the timing and amount of Awards made to each Participant, (iii) selection of Performance Measures and other terms applicable to Awards, (iv) certification that the Performance Measures and any other material terms of Qualified Performance-Based Awards were satisfied; and (v) interpretation of the terms of the Plan, Awards and Award Agreements. All interpretations, determinations and other decisions made by the Committee pursuant to the provisions of the Plan and all related Award Agreements shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its shareholders, the Participants, and their estates and beneficiaries, and no member of the Board or the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith with respect to the Plan or any Award granted under the Plan. The Committee may consult with the Company’s management and retain consultants and advisors. The Committee may delegate its authority in whole or part to a subcommittee of the Committee, such subcommittee consisting of not less than two directors of the Company, all of whom are Outside Directors.

c.
Qualified Performance-Based Awards are intended to be administered and interpreted in a manner that is consistent with qualification of such Awards as "performance-based compensation" within the meaning of Section 162(m).

d.
In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s common shares; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under GAAP, or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as "non-recurring,” "restructuring," or similar unusual item on the Company’s audited annual Statement of Comprehensive Income which, in the case of (a) – (d), results in a change in the components of the calculations of any of the Performance Measures as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of such Performance Measures, if any, upon which an Award is based, the Committee shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that is based in whole or in part on the performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, provided, however, that, with respect to any Qualified Performance-Based Award, the Committee shall not take any action pursuant to this Section which would constitute an impermissible exercise of discretion pursuant to Section 162(m) of the Code.

4.        Awards.

a.
In General.    Awards under the Plan shall consist of annual incentive awards payable in cash. All officers and other key employees of the Company and its Subsidiaries are eligible to be selected to be Participants. The Committee will select the employees who will receive Awards and establish the Performance Measures for such Awards. Only employees who are selected by the Committee to receive Awards shall be Participants in the Plan. Awards can be expressed as set dollar amounts or as a percentage of a Participant’s salary earned with respect to (or eligible earnings for) the Fiscal Year or other formula and may include a threshold level of performance below which no Award payment shall be earned, target levels of performance at which specific Award payments will be earned, and a maximum level of performance at which (and above which) the maximum level of Award payment will be earned.

b.
Qualified Performance-Based Awards.    With respect to Qualified Performance-Based Awards, the Committee shall establish one or more written Performance Measures, within ninety (90) days after the beginning of the Fiscal Year (or, if the service period relating to the Award is less than a full year, within the first twenty-five percent (25%) of such service period, as scheduled in good faith at the time the Performance Measure is established), and while the outcome of the Performance Measure is substantially uncertain. Such Performance Measure shall state, in terms of an objective formula or standard, the method for computing the amount of the Award payable (before any discretionary reduction by the Committee) to each Participant if the Performance Measure is attained. The Award shall be based on one or more Performance Measures selected by the Committee and may be expressed in terms of an incentive pool in which one or more Covered Participants participate or as separate formulas or standards for the Covered Participants; provided, however, that in all cases the Performance Measures shall be expressed in a manner so that a third party having knowledge of the relevant performance results could calculate the amounts to be paid to the Covered Participants. As soon as practicable after the end of the Fiscal Year (but in all events prior to payment of any Covered Participant's Award), the Committee shall certify in writing prior to payment of any Award that the Performance Measures and any other material terms were satisfied. The Committee may condition payment of each Covered Participant's Award upon the satisfaction of such additional objective or subjective goals or standards as the Committee shall determine to be appropriate, in its sole discretion; provided, however, that such authority to condition payment upon the satisfaction of additional objective or subjective goals or standards shall not be deemed to give the Committee the discretion to increase the amount otherwise payable upon attainment of the pre-established Performance Measures. The Committee shall retain the discretion at any time before payment to reduce the amount of any Qualified Performance-Based Award that would otherwise be payable to a Covered Participant, including a reduction in such amount to zero, for any or no reason as the Committee may determine in its sole discretion. In no event shall the exercise of such negative discretion with respect to a Covered Participant's Award result in an increase in the amount payable to another Covered Participant. The maximum amount that may be paid to any one Covered Participant pursuant to a Qualified Performance-Based Award for any Fiscal Year shall be $8,000,000. A Qualified Performance-Based Award shall not be paid unless the Committee certifies in accordance with this section that the applicable Performance Measures have been satisfied, except that the Committee may provide in the Award

Agreement that such Award is payable in whole or in part if the Participant dies or becomes disabled before the Performance Measures are certified.

c.
Awards other than Qualified Performance-Based Awards.    Awards provided under the Plan that are not intended to be Qualified Performance-Based Awards shall be based on terms and conditions established by the Committee in its sole discretion. Such Awards may, but need not, be expressed as an incentive pool and may be based upon attainment of Performance Measures or such other measures or goals as the Committee may designate. The Committee may condition payment of such an Award upon the satisfaction of such objective and/or subjective standards as the Committee shall determine to be appropriate, in its sole discretion, and shall retain the discretion at any time before payment to increase or reduce the amount of any Award that would otherwise be payable to a Participant, for any or no reason as determined by the Committee in its discretion, including a reduction in such amount to zero.

d.
Awards for New Hires. For a Participant who is first hired as an employee and who becomes a Participant after the first day of the Performance Period, the performance goals and other criteria for any Qualified Performance-Based Award shall be established by the Committee within the time period permitted by Section 162(m).

e.
Participation Not Exclusive. A Participant may also be eligible to participate in other Progressive annual incentive or bonus plans (including, without limitation, the annual Gainsharing Plan, The Progressive Capital Management Annual Incentive Plan or any successor to either of those plans) with respect to any Fiscal Year.

5.        Payment of Awards.

a.
Unless the Committee or a Participant elects to defer payment of Awards, Awards under the Plan shall be paid to Participants as soon as practicable after (i) in the case of Qualified Performance-Based Awards, after the Committee certifies that the applicable Performance Measures and any other material terms were in fact satisfied, and (ii) in the case of Awards other than Qualified Performance-Based Awards, the end of the Fiscal Year to which performance relates; provided, however, that, unless deferred under this Section, neither type of Award shall be paid after March 15 of the year following the Fiscal Year to which performance relates. Participants may also be permitted to elect to defer payment of all or part of one or more Awards subject to and in accordance with the terms of a Section 409A-Covered Deferred Compensation Plan. Any such deferred Awards, instead of being paid to the Participant, shall be credited to the Participant’s account under and paid in accordance with the terms and conditions of such deferral plan or arrangement.

b.	Awards shall be paid in cash, less required deductions and withholding for federal, state and local taxes and other items.

c.
The Committee may provide, in any Award Agreement, that a Participant must be employed through a specified date in order to receive payment of an Award and may provide for exceptions to such provision, including in the event of leave of absence, disability or death; provided, however, that Awards shall in all events remain subject to the Committee's discretion to reduce or eliminate Awards in its discretion at any time before payment is made, and any such provisions with respect to Qualified Performance-Based Awards must comply with Section 4.b. herein. No Participant shall have the right to receive any payment pursuant to an Award if, prior to such payment being made, Participant’s employment is terminated by the Company or a Subsidiary for Cause, or if there occurs any action or inaction that constitutes grounds for termination for Cause or otherwise constitutes grounds for immediate termination of employment under the Company’s employment practices or policies as then in effect, as determined by the Compensation Committee in its sole discretion.

d.	Failure to satisfy the employment condition set forth in Section 5.c. shall result in forfeiture of any Award that otherwise would have been earned.

e.    The following provisions shall apply to each Award:

(i)    If (A) an Award granted to any Section 16 Officer shall be paid on the basis of the achievement of certain financial or operating results as specified by the Committee (which includes, for purposes hereof, all of the Performance Measures that are available to the Committee under this Plan), (B) those financial or operating results were incorrect and were subsequently the subject of a restatement by the Company within three (3) years after the date of payment, and (C) the payment would not have occurred in whole or in part if the actual financial or operating results had been known as of the date of payment, then the Company shall have the right of recoupment from the Section 16 Officer who received, or elected to defer, such payment. The Company will have this right of recoupment whether or not the Section 16 Officer in question was at fault or responsible in any way in causing such restatement. In such circumstances, the Company will have the right to recover from each Section 16 Officer, and each such officer will refund to the Company promptly on demand, at the Company’s discretion the payment made or deferred (as applicable) to the extent based on the incorrect operating or financial results. Such recovery, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against unvested Awards made hereunder, credits against future bonus or other incentive payments or awards, credits against any other compensation, or other appropriate mechanism.

(ii)
If any recipient of an Award engaged in fraud or other misconduct (as determined by the Committee or the Board) resulting, in whole or in part, in a restatement of the financial or operating results used to determine the amount of an Award hereunder, the Company will have the right to recoup from such individual, and such individual will pay to the Company promptly upon demand the entire amount paid or deferred (as applicable) with respect to such Award, plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from such payment or deferral date. The Company further shall have the right to terminate and cancel any and all Awards previously made to such individual that are then outstanding, and to recover from such individual the Company’s costs and expenses incurred in connection with recovering such funds from such individual and enforcing its rights under this subsection (ii), including, without limitation, reasonable attorneys’ fees and court costs. There shall be no time limit on the Company’s right to recover such amounts under this subsection (ii), except as otherwise provided by applicable law.

(iii)
If the Securities and Exchange Commission adopts final rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that require, as a condition to the Company’s continued listing on a national securities exchange ("Exchange"), that the Company develop and implement a policy requiring the recovery of erroneously awarded compensation, and such regulations are applicable to a Participant and an Award granted pursuant to the Plan (including any award granted before such final rules are adopted), then all Awards shall be subject to recoupment pursuant to the terms of the rules of the Securities and Exchange Commission and any applicable Exchange, and any policy of the Company adopted in response to such rules.

(iv)
The rights contained in this subsection 5.e. shall be in addition to, and shall not limit any other rights or remedies that the Company may have under this Plan or under any applicable law or regulation.

f.
Nothing contained in Section 5.e. shall be deemed to (i) limit any additional legal or equitable rights or remedies the Company may have under applicable law with respect to any Participant who may have caused or contributed to the Company's need to restate its financial results. If any of the covenants contained in Section 5.e. or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

6.        Miscellaneous.

a.    All amounts payable hereunder shall be payable only to the Participant, or in the event of the Participant's death, the Participant's estate. The rights and interests of a Participant under the Plan may not be assigned, encumbered, or transferred, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Nothing herein shall prevent any Participant's interest hereunder from being subject to involuntary attachment, levy or other legal process. In the event any Participant’s right to an Award is transferred or assigned pursuant to a court order, the Company shall have the right to offset against payment pursuant to such Award any expenses (including attorneys’ fees) incurred by the Company in connection with such transfer or assignment.

b.
No individual shall have any claim or right to be a Participant in the Plan at any time or, having received an Award in one Fiscal Year, to receive an Award in another Fiscal Year, and any individual's participation in the Plan may be terminated at any time with or without notice, reason, or regard to past practices.

c.
Neither the Plan nor any action hereunder shall confer on any person any right to remain in the employ of the Company or any of its Subsidiaries or shall affect an employee's compensation not arising under the Plan. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company or any Subsidiary to discipline or discharge any employee, or change the job title, duties, authority, position or compensation of any Participant, at any time or without assigning a reason therefor.

d.	The Plan will be unfunded and all payments due under the Plan shall be made from the Company’s general assets.

e.
The Company and its Subsidiaries shall have the right to deduct from any Award, prior to payment, the amount of any taxes required to be withheld by any federal, state, local or foreign government with respect to such payments. In addition, the Company shall have the unrestricted right to set off against or recover out of any Award any amounts owed by such Participant (including without limitation pursuant to Section 5.e of the Plan) to the Company or any of its Subsidiaries.

f.
The Committee may rely upon any information supplied to it by any officer of the Company or any Subsidiary or by any independent accountant for the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

g.	All expenses and costs in connection with the administration of the Plan shall be borne by the Company.

h.
The Plan and any Award Agreements entered into thereunder shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed wholly within such state by residents thereof.

i.
Awards under the Plan are intended to be exempt from Section 409A because no legally binding right to any Award arises until the payment date, and, in the alternative, because any Award is a short term deferral under Section 409A; the Plan shall be administered and interpreted accordingly. Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any Award may constitute deferred compensation subject to Section 409A, the Committee may take any actions necessary to preserve the intended tax treatment of the benefits provided with respect to the Award. Any Award that is subject to Section 409A because deferred pursuant to the terms of a Section 409A-Covered Deferred Compensation Plan shall be paid according to the terms of such plan.

j.
To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of the Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

k.
Nothing contained in this Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only to specific individuals in specific cases. For purposes of this Plan, a transfer of the employment of a Participant between the Company and any of its Subsidiaries, or between any Subsidiaries, shall not be deemed a termination of employment or adversely affect or enlarge the rights of any Participant under this Plan or with respect to any Award.

7.        Amendment or Termination.

           The Committee may at any time and from time to time, suspend, terminate, modify or amend the Plan; provided, however, that no amendment that requires shareholder approval in order to maintain the qualification of Qualified Performance-Based Awards as performance-based compensation pursuant to Section 162(m) shall be made without such shareholder approval.

Any Award may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion and without the consent of the affected Participant; provided that, with respect to any Qualified Performance-Based Award, the Committee may not increase the amount of compensation payable hereunder to any Participant above the amount that would otherwise be payable upon attainment of the applicable Performance Measures, or accelerate the payment of any portion of an Award due to any Participant under the Plan, without discounting the amount of such payment in accordance with

Section 162(m), except as otherwise provided for payments upon death or disability pursuant to Section 4.b. Notwithstanding anything to the contrary contained herein, the Committee may, in its sole discretion, reduce the amount of, or eliminate in full, any Award for any Fiscal Year at any time before payment, for any or no reason. The Committee may, in its sole discretion, treat individual Participants differently for these purposes. Any such determination by the Committee shall be final and binding on each Participant whose Award is affected thereby and on such Participant’s estate and beneficiaries.

8.        Effective Date.

   On February 17, 2017, the Plan was adopted by the Board, subject to approval of the material terms of the Plan by the Company's shareholders at the Company's 2017 Annual Shareholders Meeting. If shareholders do not approve the Plan at the Annual Meeting of Shareholders in May 2017, this Plan shall automatically terminate and be of no further force or effect.